Provides the 2009 forecast for equity volatility from the Barclays Capital Research team. Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 February 25, 2009

An investment in iPath ETNs involves risks, including possible loss of principal.  For a description of the main risks see “Risk Factors” in the applicable prospectus.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and other documents Barclays
Bank PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.
Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities.  Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank
PLC.
iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt.  The
Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity.
Investing in the Securities is not equivalent to direct investment in index or index components.  The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.
The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus.
Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities.  Sales in the secondary market may result in significant losses.
©2009 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of
Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE